Exhibit 5(a)


                         [LETTERHEAD OF MARK S. DODSON]



                                             August 22, 2001



Northwest Natural Gas Company
One Pacific Square
220 N. W. Second Avenue
Portland, Oregon 97209

Ladies and Gentlemen:

          With reference to the Registration Statement to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), contemplating the sale by the Company of 750,000 additional shares of its Common Stock ("Stock") and the Common Share Purchase Rights appurtenant thereto ("Rights") pursuant to its Dividend Reinvestment and Stock Purchase Plan (the "Plan"), I am of the opinion that:

     1. The Company has been duly incorporated and is validly existing under the laws of the State of Oregon and is qualified to do business in the State of Washington.

     2. All of the presently issued and outstanding shares of Stock have been legally issued and are fully paid and non-assessable.

     3. All of the presently issued and outstanding Rights have been legally issued.

     4. To the extent that the Company shall issue authorized but unissued shares of Stock and Rights appurtenant thereto for sale pursuant to the Plan, all action necessary to make such Stock legally issued, fully paid and non-assessable and the Rights appurtenant to such Stock legally issued will have been taken when:

     (a) the issuance of such Stock shall have been authorized by the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission shall have issued an order establishing compliance with applicable statutory provisions with respect to such issuance;


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Mark S. Dodson
August 22, 2001
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     (b) such Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement; and

     (c) the Rights appurtenant to such Stock shall have been issued in accordance with the terms of the Rights Agreement dated as of February 27, 1996 between the Company and Boatmen's Trust Company (ChaseMellon Shareholder Services, successor).

          I am a member of the bar of the State of Oregon, but not of the State of Washington. In rendering this opinion, I have made such reviews of the laws of the State of Washington as I believe necessary to satisfy myself as to questions of Washington law.

          I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name, as counsel, therein.

                                             Very truly yours,

                                             /s/ Mark S. Dodson
                                             Mark S. Dodson, Esq.


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